Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated July 25, 2025, with respect to the combined financial statements of Liberty Live Holdings, Inc., included herein, and to the reference to our firm under the heading "Experts" in the prospectus.

/s/ KPMG LLP

Denver, Colorado
July 25, 2025